UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2016

American Finance Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55197	27-0929989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Amended and Restated Share Repurchase Program

The board of directors (the “Board”) of American Finance Trust, Inc. (the “Company”) has unanimously approved an amended and restated share repurchase program (the “A&R SRP”) which will become effective on February 28, 2016. The A&R SRP supersedes and replaces the Company’s existing share repurchase program (the “Existing SRP”). Under the A&R SRP, subject to certain conditions, stockholders that purchased shares of common stock of the Company or received their shares from the Company (directly or indirectly) through one or more non-cash transactions and have held their shares for a period of at least one year may request that the Company repurchase their shares of common stock so long as the repurchase otherwise complies with the provisions of Maryland law. Repurchase requests made following the death or qualifying disability of a stockholder will not be subject to any minimum holding period.

The repurchase price per share for requests other than for death or disability will be equal to the most-recent estimated net asset value per share of the Company’s common stock calculated by the Company’s advisor in accordance with the Company’s valuation guidelines (the “Estimated Per-Share NAV”) multiplied by a percentage equal to (i) 92.5%, if the person seeking repurchase has held his or her shares for a period greater than one year and less than two years; (ii) 95%, if the person seeking repurchase has held his or her shares for a period greater than two years and less than three years; (iii) 97.5%, if the person seeking repurchase has held his or her shares for a period greater than three years and less than four years; or (iv) 100%, if the person seeking repurchase has held his or her shares for a period greater than four years. In the case of requests for death or disability, the repurchase price per share will be equal to the Estimated Per-Share NAV at the time of repurchase.

Repurchases pursuant to the A&R SRP, when requested, generally will be made semiannually (each six-month period ending June 30 or December 31, a “fiscal semester”). Repurchases for any fiscal semester will be limited to a maximum of 2.5% of the weighted average number of shares of common stock outstanding during the previous fiscal year, with a maximum for any fiscal year of 5.0% of the weighted average number of shares of common stock outstanding during the previous fiscal year. Repurchases pursuant to the A&R SRP for any given fiscal semester will be funded from proceeds received during that same fiscal semester through the issuance of common stock pursuant to any distribution reinvestment plan in effect from time to time. Repurchases, as well as any reservation of funds made available for this purpose, are at the sole discretion of the Board.  Due to these limitations, the Company cannot guarantee that it will be able to accommodate all repurchase requests made during any fiscal semester or fiscal year. The Company will generally pay repurchase proceeds, less any applicable tax or other withholding required by law, by the 31st day following the end of the fiscal semester during which the related repurchase request was made.

As previously announced, the Company expects to publish its next Estimated Per-Share NAV in conjunction with its Annual Report on Form 10-K for the year ended December 31, 2015. Subsequent calculations of Estimated Per-Share NAV will occur periodically, at the discretion of the board of directors, provided that such calculations will be made at least once annually.  Following its calculation, the Estimated Per-Share NAV will be disclosed in a periodic report.

Repurchases Under Existing SRP

As permitted under the Existing SRP, on January 20, 2016, the Board unanimously authorized, with respect to redemption requests received during the quarter ended December 31, 2015, the repurchase of shares validly submitted equal to 1.00% of the product of (i) $24.17, our most recently published Estimated Per-Share NAV, and (ii) 66,456,430, the number of shares outstanding as of September 30, 2015, representing less than all the shares validly submitted for repurchase during the quarter ended December 31, 2015 but including all shares submitted for death or disability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Finance Trust, Inc.

Date: January 28, 2016	By:	/s/ Nicholas Radesca
Nicholas Radesca Chief Financial Officer, Secretary, and Treasurer